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                                                                     EXHIBIT 5.0

                            __________________, 2000



Board of Directors
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

          Re: The issuance of up to 10,326,609 shares of Berkshire Hills Bancorp, Inc. Common Stock

Lady and Gentlemen:

     You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of Berkshire Bancorp, a Massachusetts-chartered mutual holding company that owns all of the outstanding common stock of Berkshire Bank, a Massachusetts-chartered stock savings bank (the "Bank"), into the stock form of organization (the "Conversion"), and the related subscription offering, direct community offering and syndicated community offering (the "Offerings") by Berkshire Hills Bancorp, Inc. (the "Company"), a Delaware corporation and the proposed holding company for the Bank, of up to 8,314,500 shares of its common stock, par value $.01 per share ("Common Stock") (9,561,675 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings) and the issuance of 665,160 shares of Common Stock to Berkshire Hills Foundation (the "Foundation"), a privately-owned charitable foundation formed by the Company (764,934 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings), pursuant to a gift instrument.

     We understand that the Company will contribute funds to a wholly-owned subsidiary of the Company (the "Subsidiary") which Subsidiary will lend funds to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") which the ESOP trust will use to purchase shares of Common Stock for which the ESOP trust subscribes pursuant to the Offerings. For purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company (the "Board") has duly authorized the capital contribution to the Subsidiary for the purpose of making the loan to the ESOP trust (the "Loan");
(b) the Board of Directors of the Subsidiary has duly authorized the Loan to the ESOP trust; (c) the ESOP serves a valid corporate purpose for the Company; (d) the Loan will be made at an interest rate and on other terms that are fair to the Subsidiary; (e) the terms of the Loan will be set forth in customary
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Board of Directors
Berkshire Hills Bancorp, Inc.
___________________,2000
Page 2


and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP trust to the Subsidiary as a result of the Loan; and (f) the closing for the Loan and for the sale of Common Stock to the ESOP trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof and the contribution by the Company to the Subsidiary of funds sufficient to make the Loan.

     In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on January 10, 2000 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as initially filed with the Securities and Exchange Commission on March 10, 2000 (the "Registration Statement"); a consent of the sole incorporator of the Company; the Plan of Conversion; the gift instrument whereby shares will be granted to the Foundation; the ESOP trust agreement and the ESOP Loan agreement; resolutions of the Board concerning the organization of the Company, the Offerings and designation of a pricing committee of the Board (the "Pricing Committee"), and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares and the total price of the Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP trust) and the shares to be granted to the Foundation will be duly authorized and, when such shares are sold and paid for or granted, in the case of the Foundation, in accordance with the terms set forth in the prospectus which is included in the Registration Statement and such resolution of the Pricing Committee or, in the case of the Foundation, in accordance with the gift instrument and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:
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Board of Directors
Berkshire Hills Bancorp, Inc.

____________________,2000
Page 3



     1. (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection
               C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

          (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We assume no obligation to advise you of any events that occur subsequent to the date of this opinion.

                                    Very truly yours,



                                    MULDOON, MURPHY & FAUCETTE LLP